Exhibit (h)(2)(ii)

AMENDMENT NO. 4 TO

ADMINISTRATION AGREEMENT

AMENDMENT made as of the 11th day of December, 2007 (“Amendment”), among PROFUNDS, a Delaware business Trust, ACCESS ONE TRUST, a Delaware business trust (ProFunds and Access One Trust are collectively referred to herein as the “Trusts”), and CITI FUND SERVICES OHIO, INC. (“Citi”), an Ohio corporation and assignee of BISYS Fund Services Limited Partnership, to that certain Administration Agreement between BISYS Fund Services Limited Partnership (“BISYS”) and the Trusts dated January 1, 2004, as amended and in effect on the date hereof, as amended by Amendment No. 1 dated October 5, 2004, Amendment No. 2 dated December 15, 2004, and Amendment No. 3 dated December 16, 2005 (the “Third Amendment”, and, along with the other amendments, the “Amendments”, and the Agreement, as amended, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, BISYS performed, and Citi, (as the successor in interest to the fund services business) continues to perform certain administrative and management services for the portfolios of the Trusts (the “Funds”);

WHEREAS, the Agreement was amended by the Amendments, including the Third Amendment pursuant to which Citi performs certain services in connection with the preparation and filing of the Form N-Q on behalf of each series of the Trust set forth in Schedule A to the Third Amendment for the compensation in the amounts set forth on Schedule A of the Third Amendment;

WHEREAS, Citi and the Trust desire to amend and restate the fees payable by the Trusts with respect to the N-Q Services as set forth herein;

WHEREAS, the Agreement provides for a certain fee waiver (the “Fee Waiver”) set forth in Schedule D of the Agreement with respect to new Funds established after the date of the Agreement; and

WHEREAS, Citi and the Trust have additionally agreed to remove the Fee Waiver and to amend the terms of the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and BISYS hereby agree as follows:

1. Amendments.

(a) Schedule D of the Agreement, shall be amended by deleting in its entirety the following:

“Notwithstanding the foregoing, the monthly allocation of the administration fee applicable to any Funds established after the date of this Agreement shall be subject to the following waivers during the months immediately following their commencement of operations, during the ongoing term of this Agreement, provided that no termination notice has been given:

Month	Rate of Waiver
0 - 3	100%
4 - 6	50%
7 and beyond	Waiver no longer applies

All fee waivers shall terminate upon the giving of any termination notice.”

(b) Schedule A of the Third Amendment, shall be replaced by the new Schedule A attached hereto.

2. Representations and Warranties.

(a) Each Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of each of the Trusts (together, the “Boards”), and (iii) that each Board has approved this Amendment.

(b) BISYS represents that it has full power and authority to enter into and perform this Amendment.

3. Effective Date.

This Amendment shall be effective as of January 1, 2008.

4. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound,

shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PROFUNDS

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

ACCESS ONE TRUST

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE AMENDMENT TO THE

ADMINISTRATION AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST

AND CITI FUND SERVICES OHIO, INC.

Form N-Q Fees

The Fee is based on the number of Funds in each Form N-Q filing after January 1, 2008.

Number of Funds	Fee Per Form N-Q Filing
1 Fund	$2,000
2-10 Funds	$3,500
11-15 Funds	$4,000
16-20 Funds	$4,500
21-25 Funds	$5,000
26-30 Funds	$5,500
31-35 Funds	$6,000
36-40 Funds	$6,500
41-45 Funds	$7,000
46-50 Funds	$7,500
51-55 Funds	$8,000
56-60 Funds	$8,500
61-65 Funds	$9,000
66-70 Funds	$9,500
71-75 Funds	$10,000
76-80 Funds	$10,500
81-85 Funds	$11,000
86-90 Funds	$11,500
91-95 Funds	$12,000
96-100 Funds	$12,500
101-105 Funds	$13,000
106-110 Funds	$13,500
111-115 Funds	$14,000
116-120 Funds	$14,500
Over 120 Funds	To be agreed by the parties, if such additional Funds are established